EXHIBIT 12


                                 XILINX, INC.
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)


                                                    Three  Months  Ended
                                                    June 27,   June 28,
                                                      1998       1997
                                                    ---------  ---------
Income before taxes and joint venture               $  42,959  $  49,546
Add fixed charges                                       3,675      3,680
                                                    ---------  ---------
    Earnings (as defined)                           $  46,634  $  53,226
                                                    =========  =========

Fixed charges
    Interest expense                                $   3,274  $   3,273
    Amortization of debt issuance costs                   218        218
    Estimated interest component of rent expenses         183        189
                                                    ---------  ---------
Total fixed charges                                 $   3,675  $   3,680
                                                    =========  =========
Ratio of earnings to fixed charges                       12.7       14.5
                                                    =========  =========
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